SCHEDULE 13G


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                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                                       SCHEDULE 13G
                                        (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS
FILED PURSUANT
TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS
THERETO FILED
                  PURSUANT TO RULE 13d-2(b)


                        (Amendment No.   )

                         Pulitzer Inc.
                         (Name of Issuer)

                  Common Stock, $.01 par value
                  (Title of Class of Securities)

                           745769109
                       (CUSIP Number)

                       November 22, 1999
     (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                    Rule 13d-1(b)
               [X]  Rule 13d-(c)
                    Rule 13d-1(d)

Check the following box if a fee is being paid with the statement [ ].
 (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of theclass of securities described in Item 1; and
 (2) has billed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
 (See Rule 13d-7)

The information required in the remainder of this cover page shall not be deemed to be "filed" for
the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the
liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(SC13G-07/98)

CUSIP No. 745769109            13G              Page 2 of 7 Pages


     1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
 (ENTITIES ONLY)
              Trinity Capital of Jacksonville, Inc.

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF
 A GROUP*
          (a)    X
          (b)

     3.   SEC USE ONLY


     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             Florida

                           NUMBER OF      5.   SOLE VOTING POWER
                                                0
                              SHARES

                           BENEFICIALLY   6.   SHARED VOTING POWER
                                                1,200,000
                             OWNED BY

                          EACH          7.   SOLE DISPOSITIVE POWER
                                                        0
                           REPORTING
                                    8.   SHARED DISPOSITIVE POWER
                            PERSON                 1,200,000
                               WITH

     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
 EACH REPORTING PERSON
              1,200,000

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
 (9) EXCLUDES CERTAIN
SHARES*

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT
 IN ROW (9)
               5.3%

     12.  TYPE OF REPORTING PERSON*
               CO

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 745769109            13G              Page 3 of 7 Pages


     1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
 (ENTITIES ONLY)
              Thad L. McNulty

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER
 OF A GROUP*
          (a)    X
          (b)

     3.   SEC USE ONLY


     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
               Florida

                           NUMBER OF    5.   SOLE VOTING POWER
                                                0
                              SHARES

                       BENEFICIALLY    6.   SHARED VOTING POWER
                                                  1,200,000
                             OWNED BY

                               EACH  7.   SOLE DISPOSITIVE POWER
                                                 0
                          REPORTING
                               8.   SHARED DISPOSITIVE POWER
                              PERSON          1,200,000
                               WITH

     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

 REPORTING PERSON
              1,200,000

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN
SHARES*

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              5.3%

     12.  TYPE OF REPORTING PERSON*
               IN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 745769109            13G              Page 4 of 7 Pages


     1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
(ENTITIES ONLY)
               George M. White

     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF
A GROUP*
          (a)    X
          (b)

     3.   SEC USE ONLY


     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
               Florida

                           NUMBER OF     5.   SOLE VOTING POWER
                                                    0
                              SHARES

                           BENEFICIALLY  6.   SHARED VOTING POWER
                                             1,200,000
                             OWNED BY

                               EACH     7.   SOLE DISPOSITIVE POWER
                                                       0
                         REPORTING
                                  8.   SHARED DISPOSITIVE POWER
                              PERSON       1,200,000
                               WITH

     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
 REPORTING PERSON
              1,200,000

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
 EXCLUDES CERTAIN
SHARES*

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              5.3%

     12.  TYPE OF REPORTING PERSON*
               IN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 745769109            13G              Page 5 of 7 Pages

Item 1(a).     Name of Issuer:
                             Pulitzer Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
                             900 N. Tucker Blvd.
                             St. Louis, MO 63101

Item 2(a).     Names of Persons Filing:
                             Trinity Fund of Jacksonville, Inc.,
 Thad L.
McNulty, George M. White

Item 2(b).     Address of Principal Business Office, or if
 None, Residence:
                             1620 Independent Square
                             Jacksonville, Florida 32202

Item 2(c).     Citizenship:
                             Trinity Capital of Jacksonville, Inc.-
a Florida corporation
                             Thad L. McNulty - a Florida resident
                             George M. White- a Florida resident

Item 2(d).     Title of Class of Securities
                             Common Stock, $.01 par value

Item 2(e).     CUSIP Number:
                             745769109

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b). or 13d-2(b) or (c), Check Whether
the Person Filing is a:

            (a) Broker or dealer registered under Section 15 of the Exchange Act.
            (b) Bank as defined in Section 3(a)(6) of the Exchange Act.
            (c) Insurance company as defined in Section 3(a)(19) of the Exchange Act.
            (d) Investment company registered under Section 8 of the Investment Company Act.
            (e) An investment adviser in accordance with Rule 13d-(1)(b)(1)(ii)(E);
            (f)       An employee benefit plan or
endowment
 fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);
                    (g)       A parent holding company or
control person
 in accordance with
               Rule 13d-1(b)(1)(ii)(G);
                    (h)       A savings association as defined
 in Section 3(b)
 of the Federal Deposit Insurance
Act;
                 (i)       A church plan that is excluded from
the definition of an investment company UNDER Section 3(c)(14)
 of the Investment Company Act;
                    (j)       Group, in accordance with
Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

CUSIP No. 745769109            13G              Page 6 of 7 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate
 number
 and percentage of the class
of securities of the issuer identified in Item 1.
     (a)  Amount beneficially owned:
               Trinity Capital of Jacksonville, Inc. - 1,200,000 Thad L. McNulty - 1,200,000
               George M. White- 1,200,000
     (b)  Percent of class: 5.3%
     (c)  Number of shares as to which such person has:
               (i)  Sole power to vote or to direct the vote:   0
               (ii) Shared power to vote or to direct the vote:
           Trinity Capital of Jacksonville, Inc. - 1,200,000
           Thad L. McNulty - 1,200,000
           George M. White- 1,200,000
                (iii)     Sole power to dispose or to direct the
disposition of:    0

                (iv) Shared power to dispose or to direct the disposition of:
               Trinity Capital of Jacksonville, Inc. - 1,200,000
               Thad L. McNulty - 1,200,000
              George M. White- 1,200,000

Item 5.   Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.
           Trinity Capital of Jacksonville, Inc., Thad
L. McNulty and George M. White are general partners of, and have purchased the shares on the behalf of Trinity Fund, Ltd. and Spirit Fund, Ltd. Trinity


 Fund, Ltd. and Spirit Fund, Ltd. have the right to receive dividends from, and proceeds from the sale of, the securities.

Item 7.   Identification and Classification of the
Subsidiary Which Acquired the Security Being
Reported on by the Parent Holding Company.
              N/A

Item 8. Identification and Classification of Members of the Group.
          Trinity Capital of Jacksonville, Inc. - CO
          Thad L. McNulty - IN
          George M. White- IN

Item 9.   Notice of Dissolution of Group.
              N/A

Item 10.  Certification.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 745769109            13G              Page 7 of 7 Pages


                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       1/14/00         /s/ Thad L. McNulty
          Date           Thad L. McNulty
                             President
                             Trinity Capital of Jacksonville, Inc.,
                             general partner of
                             Trinity Fund, Ltd. and Spirit Fund, Ltd.

        1/14/00                      /s/ Thad L. McNulty
         Date                          Thad L. McNulty
                                     general partner of Trinity
                                     Fund, Ltd. and Spirit Fund, Ltd.

         1/14/00                     /s/ George M. White
          Date                          George M. White
                                    general partner of Trinity
                                   Fund, Ltd. and Spirit Fund, Ltd.